The Income Fund of America

July 31, 2017

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,274,922
Class B	$761
Class C	$132,477
Class T*	$-
Class F-1	$135,696
Class F-2	$204,304
Class F-3	$12,908
Total	$2,761,068
Class 529-A	$45,788
Class 529-B	$47
Class 529-C	$10,120
Class 529-E	$1,835
Class 529-T*	$-
Class 529-F-1	$2,061
Class R-1	$2,864
Class R-2	$12,579
Class R-2E	$325
Class R-3	$32,043
Class R-4	$37,080
Class R-5	$16,766
Class R-5E	$13
Class R-6	$177,794
Total	$339,315

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6700
Class B	$0.2627
Class C	$0.4954
Class T	$0.1775
Class F-1	$0.6506
Class F-2	$0.7081
Class F-3	$0.3626
Class 529-A	$0.6531
Class 529-B	$0.2082
Class 529-C	$0.4848
Class 529-E	$0.6019
Class 529-T	$0.1737
Class 529-F-1	$0.7035
Class R-1	$0.4897
Class R-2	$0.4921
Class R-2E	$0.5673
Class R-3	$0.5894
Class R-4	$0.6560
Class R-5E	$0.6949
Class R-5	$0.7194
Class R-6	$0.7317

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$105,386
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$5,700,126
D) Long - term debt securities including convertible debt	$23,283,694
E) Preferred, convertible preferred, and adjustable rate preferred stock	$937,739
F) Common Stock	$77,708,047
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$547
J) Receivables from portfolio instruments sold	$843,067
K) Receivables from affiliated persons	$0
L) Other receivables	$463,986
M) All other assets	$2,196
N) Total assets	$109,044,788
O) Payables for portfolio instruments purchased	$1,349,417
P) Amounts owed to affiliated persons	$57,115
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$135,389
S) Senior equity	$0
T) Net Assets of Common shareholders	$107,502,867

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,329,176
Class B	-
Class C	246,581
Class T*	-
Class F-1	202,066
Class F-2	309,781
Class F-3	77,102
Total	4,164,706
Class 529-A	70,328
Class 529-B	-
Class 529-C	20,429
Class 529-E	3,070
Class 529-T*	-
Class 529-F-1	3,118
Class R-1	5,469
Class R-2	23,561
Class R-2E	959
Class R-3	51,938
Class R-4	59,791
Class R-5	18,752
Class R-5E	38
Class R-6	282,435
Total	539,888

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$22.87
Class B	$-
Class C	$22.59
Class T	$22.88
Class F-1	$22.82
Class F-2	$22.86
Class F-3	$22.87
Class 529-A	$22.83
Class 529-B	$-
Class 529-C	$22.73
Class 529-E	$22.76
Class 529-T	$22.88
Class 529-F-1	$22.83
Class R-1	$22.73
Class R-2	$22.62
Class R-2E	$22.82
Class R-3	$22.78
Class R-4	$22.83
Class R-5E	$22.85
Class R-5	$22.87
Class R-6	$22.88

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$101,401,383

* Amount less than one thousand